Exhibit 99.1

EAGLE BULK SHIPPING INC. STRENGTHENS FLEET WITH VESSEL TRANSACTIONS

NEW YORK, Feb. 28, 2007 — Eagle Bulk Shipping Inc. (NasdaqGS:EGLE), a global marine transportation company specializing in the Supramax segment of the dry bulk shipping industry, today announced several vessel transactions. The transactions, described below, bring Eagle’s contracted revenues to more than $275 million, and advance the Company’s strategy of deploying a young, efficient fleet comprised of Supramax vessels.

First, the Company has purchased three Japanese-built Supramax vessels for a total price of $138.7 million. The vessels include the following:

•	The Shrike, a 2003 built 53,343 dwt Supramax vessel expected to deliver in April, which will commence an 24-27 month time charter at a daily rate of $24,600 per day. The charterer has an option to extend the charter period by 12-14 months at a rate of $25,600.

•	The Kittiwake, a 2002 built 53,146 dwt Supramax vessel expected to deliver June will commence an 11-13 month time charter at a rate of $30,400 per day. The charter may reset at the beginning of each month based on the average time charter rate for the Baltic Supramax Index, but in no case will be less than $24,400 per day.

•	The Skua, a 2003 built 53,350 dwt Supramax vessel expected to deliver in June, which will commence a 23-25 month time charter at a rate of $24,200 per day. The charterer has an option to extend the charter period by 11-13 months at a rate of $25,200.

Second, the Company has entered into a Letter of Intent with IHI Marine United Inc., one of Japan’s pre-eminent shipyards, for the construction of two ’Future-56’ class Supramax vessels. These 56,000 deadweight ton vessels have a contract price of approximately $33.2 million each and are expected to be delivered in the fourth quarter of 2008 and the first quarter of 2009, respectively. In order to effectively eliminate currency risk on its vessel construction program, the Company has entered into forward currency hedges to swap $66,400,000 into Japanese yen.

Finally, on February 28, 2007, the Company sold the oldest and smallest vessel in its fleet, the Shikra. This Handymax was sold for a gross sales price of $12.525 million, basis drydocking and intermediate surveys due.

After taking delivery of the three vessels and selling the Shikra, the Eagle fleet will consist of 22 vessels: 19 Supramaxes including four newbuilds and three Handymax bulk carriers. Eagle Bulk’s dwt of the on-the-water fleet increases to 915,502, or a net increase of 15%, with an additional 224,000 dwt from the newbuilds. The average age of the on-the-water fleet will decline from approximately six years to approximately five years, and the Company’s contracted revenue coverage will increase to 98% from 97% for 2007 and to 53% from 44% for 2008.

Eagle Bulk Chairman and Chief Executive Officer Sophocles Zoullas commented, ‘‘We are very pleased to announce these vessel transactions, which affirm Eagle Bulk’s commitment to operating young, high-build quality assets on medium-to-long term time charters, including profit-sharing arrangements when appropriate. The new vessels also enhance the Company’s ability to generate steady cash flows, while maintaining liquidity to fund continued growth.’’

About Eagle Bulk Shipping Inc.

Eagle Bulk Shipping Inc. is a Marshall Islands corporation headquartered in New York City. We are the largest U.S.-based owner of Handymax dry bulk vessels, which are dry bulk vessels that range in size from 35,000 to 60,000 deadweight tons, or dwt, and transport a broad range of major and minor bulk cargoes, including iron ore, coal, grain, cement and fertilizer, along worldwide shipping routes. Our strategy is to charter our modern fleet primarily pursuant to one- to three-year time charters to allow us to take advantage of the stable cash flow and high utilization rates that are associated with medium- to long-term time charters.

Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements. Forward-looking statements reflect our current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although Eagle Bulk Shipping Inc. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, Eagle Bulk Shipping Inc. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including changes in charter hire rates and vessel values, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled drydocking, changes in our vessel operating expenses, including dry-docking and insurance costs, or actions taken by regulatory authorities, potential liability from future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents and political events or acts by terrorists.

Risks and uncertainties are further described in reports filed by Eagle Bulk Shipping Inc. with the US Securities and Exchange Commission.

Visit our website at www.eagleships.com

Contact:

Company Contact:
Alan Ginsberg
Chief Financial Officer
Eagle Bulk Shipping Inc.
Tel. +1 212-785-2500

Investor Relations / Media:
Jon Morgan
Mandelbaum & Morgan, New York
Tel. +1 212-741-0014

Source: Eagle Bulk Shipping Inc.